July 25, 2005

Walnut Creek, CA

Contact: James L. Ryan

Bank of Walnut Creek

(925) 932-5353 Ext. 200

BWC FINANCIAL CORP. ANNOUNCES 2005 SECOND QUARTER & FIRST HALF EARNINGS

James L. Ryan, Chief Executive Officer and Chairman of the Board of BWC Financial Corp. and its subsidiaries Bank of Walnut Creek and BWC Mortgage Services, announced net income for the period ending June 30, 2005.

Ryan reported net income of $3,662,000 or $0.86 diluted earnings per share for the six months ended June 30, 2005, a 60% increase over income of $2,290,000 or $0.53 diluted earnings per share for the same period in 2004. Earnings for first half 2005 represent 1.45% return on average assets (ROA) and 15.30% return on average equity (ROE), compared to .97% return on average assets (ROA) and 10.06% return on average equity for first half 2004.

For second quarter 2005, net income was $1,982,000 or $0.47 diluted earnings per share, compared to net income of $1,216,000 or $0.28 diluted earnings per share for the same period in 2004. Return on average assets for second quarter 2005 was 1.54% and return on average equity was 16.50% compared to second quarter 2004 return on average assets of 1.00% and return on average equity of 10.60%.

Total assets of the Corporation at June 30, 2005 were $551,688,000, compared to total assets of $501,217,000, at June 30, 2004.

Founded in 1980 and celebrating its 25th Anniversary Year in 2005, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with a regional commercial banking office in San Jose. BWC Mortgage Services, with headquarters at 3130 Crow Canyon Place in San Ramon, has mortgage consultants in each of the Bank’s branch offices and additional offices in Tahoe City, Reno, Concord, Manteca, Redding and Las Vegas.

Additional details may be found in the Summary of Consolidated Financial Results for second quarter and first half 2005:

		Quarter Ended		Year to Date
SUMMARY INCOME STATEMENT		June 30,		June 30,
( Unaudited in thousands except share data)	2005	2004	2005	2004
Interest Income	$8,653	$7,178	$16,673	$13,996
Interest Expense	1,857	1,381	3,369	2,489
Net Interest Income	6,796	5,797	13,304	11,507
Provision for Credit Losses	—	375	—	825
Non-interest Income	4,224	4,510	7,626	7,961
Non-interest Expense	7,552	7,640	14,567	14,412
Minority Interest	237	377	341	564
EBIT	3,231	1,915	6,022	3,667
Income Taxes	1,249	699	2,360	1,377
Net Income	$1,982	$1,216	$3,662	$2,290

Per share:
(Share and share equivalents have been adjusted
for the stock dividend granted in December 2004)

Basic EPS	$0.47	$0.28	$0.87	$0.53
Diluted EPS	$0.47	$0.28	$0.86	$0.53
Weighted Average Basic shares	4,197,791	4,301,767	4,213,315	4,300,905
Weighted Average Diluted Shares	4,255,761	4,339,423	4,269,954	4,339,503
Cash dividends	$0.08	$0.06	$0.16	$0.12
Book value at period-end			$11.63	$10.66
Ending shares			4,171,213	4,309,874

		Quarter Ended		Year to Date
		June 30,		June 30,
Financial Ratios:	2005	2004	2005	2004
Return on Average Assets	1.54%	1.00%	1.45%	0.97%
Return on Average Equity	16.50%	10.60%	15.30%	10.06%
Net Interest Margin to Earning Assets	5.52%	4.80%	5.56%	5.02%
Net loan losses (recoveries) to avg. loans	0.06%	-0.01%	0.05%	-0.04%
Efficiency Ratio (Bank only)	56.74%	65.00%	58.00%	66.23%

SUMMARY BALANCE SHEET
(Unaudited in thousands)	June 30,	June 30,
Assets:	2005	2004
Cash and Equivalents	$57,878	$26,269
Investments	63,476	93,608
Loans	392,403	356,468
Allowance for Credit Losses	(7,475)	(7,655)
BWC Mortgage Services, Loans Held-for-Sale	30,027	18,445
Other Assets	15,379	14,082
Total Assets	$551,688	$501,217

Deposits:	$415,478	$401,770
Other Borrowings	84,105	50,297
Other Liabilities	3,606	3,217
Total Liabilities	503,189	455,284
Equity	48,499	45,933
Total Liabilities and Equity	$551,688	$501,217

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of BWC Financial Corp.(BWC). These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company’s income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts or impact of military actions;and (5) legislative or regulatory changes adversely affecting the business in which BWC engages. Forward-looking statements speak only as of the date they are made, and BWC does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.              7/25/05